Exhibit 99.1

For Release: Monday, Sept. 23, 2013, 8:30 a.m. EDT
General Motors Announces Refinancing Transactions
DETROIT - General Motors Co. (NYSE: GM) announced today it has reached an agreement to repurchase 120 million shares of its Series A Preferred Stock from the UAW Retiree Medical Benefits Trust (UAW VEBA) for a total cash consideration of approximately $3.2 billion or $27 per share.

The agreement is contingent upon the closing of an offering by GM of senior unsecured notes on or before Sept. 30, 2013. Accordingly, GM also announced today that it has launched an offering of senior unsecured notes in five, 10 and 30-year tenors. The net proceeds of the offering will be used for general corporate purposes including the repurchase of Series A Preferred Stock from UAW VEBA.

UAW VEBA currently holds 260 million shares of Series A Preferred Stock, with an additional 16 million shares held by Canada Holdings. The shares have a liquidation preference of $25 per share and accrue cumulative dividends at a rate equal to 9 percent annually.

In association with the purchase of Series A Preferred Stock, GM expects to record a charge of approximately $0.8 billion in the third quarter, which will be treated as a special item.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to (a) qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A and (b) persons in offshore transactions in reliance on Regulation S.

The press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.  The offer will be made only by means of a confidential offering memorandum.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
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CONTACTS:
Tom Henderson
GM Financial Communications
tom.e.henderson@gm.com
313-410-2704

Dave Roman
GM Financial Communications
dave.roman@gm.com
313-498-1735

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned,” “outlook,” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial's international operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.